Exhibit 99.1

McClatchy Holds 2016 Annual Meeting Of Shareholders

Board Approves 1 for 10 Reverse Stock Split and Expansion of Stock Repurchase Authorization

SACRAMENTO, Calif., May 18, 2016 /PRNewswire/ -- The McClatchy Company (NYSE: MNI) shareholders today elected 10 directors to one-year terms, ratified the appointment of Deloitte & Touche LLP as the company's independent registered public accounting firm for 2016, and approved the adoption of an Amended and Restated Certification of Incorporation allowing for a reverse stock split of the company's outstanding Class A and B Common Stock.

Shareholders elected Fred Ruiz, who served as a Class B director for 22 years, as a new Class A director and also re-elected Elizabeth Ballantine and Clyde W. Ostler as Class A directors. Leroy Barnes, Molly Maloney Evangelisti, Craig I. Forman, Brown McClatchy Maloney, Kevin S. McClatchy, William McClatchy and Patrick J. Talamantes were re-elected as Class B directors.

The company also said farewell to director Kathleen Foley Feldstein, who retired today from the company's board after nine years of service on McClatchy's board. Chairman Kevin S. McClatchy noted that Feldstein had served on the Knight Ridder board from 1998 until the acquisition on June 27, 2006, at which time she began serving on the board of McClatchy, for an accumulated 18 years of service. "Kate has contributed a great deal to the board and her expertise and spirit will be missed, but we wish her all the best in her retirement," he said.

In a separate action, the board of directors of McClatchy approved a 1 for 10 reverse stock split that is expected to be effective as of the beginning of trading on June 7, 2016. Proforma for this split and based on shares outstanding and McClatchy's closing price as of today, McClatchy's post-split share price would be $11.40, and post-split outstanding Class A shares would total approximately 5.3 million and Class B shares would total approximately 2.4 million. The company's equity market capitalization of $88.6 million would be unchanged.

The company also announced that its board of directors approved an increase to its share repurchase program that now authorizes the Company to purchase up to $20 million of the Company's Class A common stock through Dec. 31, 2016. This authorization replaces its previous repurchase program of $15 million, announced on Aug. 19, 2015, and covered the same time period. Approximately $1.9 million remained available for repurchases under the previous program and McClatchy now has approximately $6.9 million available for share repurchases through Dec. 31, 2016. Through May 17, 2016, McClatchy had repurchased approximately 11 million Class A shares at an average price of $1.20 per share.

Pat Talamantes, McClatchy's president and CEO, provided an update on McClatchy's business through the first quarter of 2016 and strategies to continue its successful digital transformation. The full text of Talamantes' speech as well as a video of his presentation is available at www.mcclatchy.com.

About McClatchy

The McClatchy Company is a 21st century news and information leader, publisher of iconic brands such as the Miami Herald, The Kansas City Star, The Sacramento Bee, The Charlotte Observer, The (Raleigh) News and Observer, and the (Fort Worth) Star-Telegram. McClatchy operates media companies in 28 U.S. markets in 14 states, providing each of its communities with high-quality news and advertising services in a wide array of digital and print formats. McClatchy is headquartered in Sacramento, Calif., and listed on the New York Stock Exchange under the symbol MNI.

Additional Information

Statements in this press release regarding future financial and operating results, including revenues, anticipated savings from costs reductions efforts, cash flows, debt levels, as well as future opportunities for the company and any other statements about management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt or meet debt covenants as expected; we may not be successful in the reducing debt whether through tenders offers, there is no assurance that a reverse stock split will result in a stock price that enables the company to stay in compliance with minimum listing standards of the New York Stock Exchange, open market repurchase programs or other negotiated transactions; transactions may not close as anticipated or result in cash distributions in the amount or timing anticipated; McClatchy may not successfully implement audience strategies designed to increase audience revenues and may experience decreased audience volumes or subscriptions; McClatchy may experience diminished revenues from retail, classified, national and direct marketing advertising; McClatchy may not achieve its expense reduction targets including efforts related to legacy expense initiatives or may do harm to its operations in attempting to achieve such targets; McClatchy's operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; increases in the cost of newsprint; bankruptcies or financial strain of its major advertising customers; litigation or any potential litigation; geo-political uncertainties including the risk of war; changes in printing and distribution costs from anticipated levels, including changes in postal rates or agreements; changes in interest rates; changes in pension assets and liabilities; changes in factors that impact pension contribution requirements, including, without limitation, the value of the company-owned real property that McClatchy has contributed to its pension plan; increased consolidation among major retailers in our markets or other events depressing the level of advertising; our inability to negotiate and obtain favorable terms under collective bargaining agreements with unions; competitive action by other companies; our ability to remain in compliance with NYSE listing standards; an inability to fully implement and execute its share repurchase plan; and other factors, many of which are beyond our control; as well as the other risks detailed from time to time in the company's publicly filed documents, including the company's Annual Report on Form 10-K for the year ended Dec. 27, 2015, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

CONTACT: Stephanie Zarate, Investor Relations Manager, (916) 321-1931, szarate@mcclatchy.com, or Elaine Lintecum, Chief Financial Officer, (916) 321-1846, elintecum@mcclatchy.com